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                                                                     Exhibit 4.1

                                                                    May 17, 2002
                                                                Phoenix, Arizona

                        MULTIPLE ADVANCE PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay as hereafter provided to the order of First Community Financial Corporation, an Arizona Corporation ("FCFC"), at its office located in Phoenix, Arizona, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of **TWO MILLION and NO/100** Dollars ($2,000,000.00).

     The unpaid principal balance of this promissory note at any time shall be the total amount advanced hereunder by the holder hereof, less the amount of payments made hereon by or for Maker. The unpaid principal balance of this promissory note shall be due and payable no later than the earliest of (a) the last day of the term (or renewal term, if any) of that certain Accounts Receivable Security Agreement and Riders attached thereto, dated May 17, 2002, made between the Maker and FCFC (the "Agreement"), (b) the Date of Default (as defined in the Agreement), and (c) the day the Agreement is terminated by Maker or FCFC (each a "Maturity Date").

     Interest shall be charged on the unpaid principal balance from the date hereof (and computed on the basis of a 12-month, 360 day year) at a rate (the "Note Rate") equal to the greater of 10.00% per annum; or the sum of 5.25% per annum plus the prime rate (whether or not it is the lowest rate actually charged by such bank) announced by Bank One Arizona, Phoenix, Arizona, from time to time. In the event such prime rate is from time to time hereafter changed, the above rate of interest shall correspondingly be adjusted as of the effective date of the prime rate change.

     Interest shall be payable monthly on the first day of each month, commencing with the first day of the month following the initial advance hereunder until all principal and interest hereunder have been fully paid, and shall be fully paid on the Maturity Date. The first interest payment shall include all interest accrued to the date thereof. All obligations hereunder (including principal, interest, costs and fees) not discharged when due or upon demand for payment shall bear interest, until paid in full, at a per annum rate equal to four percent (4%) per annum higher than the Note Rate.

     Upon the occurrence of an Event of Default (as defined in the Agreement) and after any Grace Period (as Defined the Agreement) applicable to such Event of Default, all obligations hereunder shall, at the option of the holder hereof, become immediately due and payable, without presentment for payment, diligence, grace, exhibition of this promissory note, protest, further demand or notice of any kind, all of which are hereby expressly waived.

     No provision of this promissory note or any other aspect of the transaction of which this promissory note is a part is intended to or shall require or permit the holder, directly or indirectly, to take, receive, contract for or reserve, in money, goods or things in action, or in any other way,

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any interest (including amounts deemed by law to be interest, such amounts to then be deemed to be an addition to the rate of interest agreed upon) in excess of the maximum rate of interest permitted by law in the State of Arizona as of the date hereof. If any such excess shall nevertheless be provided for, or be adjudicated by a court of competent jurisdiction to be provided for, the undersigned shall not be obligated to pay such excess but, if paid, then such excess shall be applied against the unpaid principal balance of this promissory note or, to the extent that the principal balance has been paid in full by reason of such application or otherwise, such excess shall be remitted to the undersigned. In the event any amount determined to be excessive interest is applied against the unpaid principal balance of this promissory note, and thereafter the rate of interest accruing under this promissory note is less than the rate permitted by law, this promissory note shall thereafter accrue interest at such highest lawful rate until such time as the amount accrued at the interest rate differential equals the amount of excessive interest previously applied against principal.

     The undersigned hereby agrees: (a) to any and all extensions and renewals hereof, from time to time, without notice, and that no such extension or renewal shall constitute or be deemed a release of any obligation of any of the undersigned to the holder hereof; (b) that the acceptance by the holder hereof of any performance which does not comply strictly with the terms hereof shall not be deemed to be a waiver or bar of any right of said holder, nor a release of any obligation of any of the undersigned to the holder hereof; (c) to offsets of any sums or property owed to them or any of them by the holder hereof any time; (d) to pay the holder hereof upon demand any and all costs, expenses and fees in enforcing payment hereof, including reasonable attorneys' fees, incurred before, after or irrespective of whether suit is commenced, and, in the event suit is brought to enforce payment hereof, such costs, expenses and fees and all other issues in such suit shall be determined by a court sitting without a jury;
(e) that this promissory note shall be governed by the laws of the State of Arizona.

     The undersigned represents and warrants that the indebtedness represented by this promissory note is for commercial or business purposes.

     This promissory note is and shall be secured by a security interest granted or to be granted by the undersigned to FCFC in certain assets of the undersigned as set forth in the Agreement or pursuant to any other financing agreement now or hereafter executed between the undersigned and FCFC.

Teletouch Communications, Inc.,
a Delaware corporation


By: ___________________________
          James K. Crotty

Its: President
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